Exhibit 10.21

AMENDMENT NO. 1 TO LOAN AGREEMENT

     THIS AMENDMENT NO. 1 (“Amendment”) is made and entered into as of February 19, 2003, by and between ZAMBA CORPORATION and ENTRX CORPORATION and modifies the Loan Agreement (“Loan”) dated November 4, 2002, between the parties. Except as expressly set forth herein, the terms and conditions of the Loan shall continue in full force and effect. All references to section numbers below refer to the respective section numbers in the Loan. Capitalized terms shall bear the meanings for such terms set forth in the Loan.

1.	Section 3.1.4 is modified by adding the following to the end of the Section: “Subject to Borrower’s receipt from Lender of $450,000 on or prior to February 19, 2003, and $200,000 on or prior to March 15, 2003, representing the entire remaining balance of the Second Advance, Lender shall be entitled to convert the aggregate principal amount of the First Advance and the Second Advance that have been provided to Borrower, as well as $6,888.89 of interest that has accrued prior to this Amendment, into shares of NextNet Wireless, Inc. (“NextNet”) Series A Preferred Stock held by Borrower (the “Shares”) at a per share conversion price that is the lesser of $6.00 per share or such lower initial per share price (on a common share equivalent basis, without giving effect to differences in rights or to anti-dilution provisions or any other purchase price adjustments set forth in the NextNet financing agreement) that NextNet agrees to receive for any sale of other preferred stock in an amount that is at least one million dollars ($1,000,000.00) before June 30, 2003. A prior election by Lender to convert the Advances it provided and eligible interest under this Agreement shall not affect its eligibility to receive the benefit of conversion at a lower initial per share price from a subsequent NextNet financing agreement if Lender would have otherwise been eligible pursuant to this Agreement to obtain such lower initial per share price if it had waited until the NextNet financing agreement was completed to exercise its conversion rights. If Borrower does not receive the entire remaining balance of the Second Advance by remittances from Lender to Borrower of the amounts of $450,000 on or prior to February 19, 2003, and $200,000 on or prior to March 15, 2003, the remedies set forth above that have not already been effectuated pursuant to provisions of this Amendment shall apply. Notwithstanding the above, each party acknowledges that Lender’s receipt of the Shares, at any price, may be subject to the rights of first refusal on the parts of NextNet and certain of its investors as set forth in the Right of First Refusal Agreement.”

2.	Section 3.1.5 is modified by inserting, at the end of the paragraph, the following: “No interest shall accrue or become due during any period in which there exists an Event of Default by Lender. Any interest not paid prior to the date of this Amendment shall not be due if during such period there was an Event of Default by Lender.”

3.	Section 3.1.3 is eliminated in its entirety and Borrower hereby expressly waives the obligation of Lender to advance the Third Advance, and Section 6.2 is eliminated in its entirety and Lender expressly waives its rights to convert all outstanding Advances under the Note into shares of Borrower’s common stock.

4.	Section 3.3 of the Loan is deleted and the parties acknowledge that all of Borrower’s rights and Lender’s obligations related to the Option set forth in the Loan are terminated upon execution of this Amendment, including but not limited to any obligation of Borrower to reserve a sufficient amount of Shares for exercise of the Option.

5.	Section 4.12 is modified by deleting “1,083,333” from the sixth line and replacing same with “583,333.”

6.	Section 6.1.1 is modified by adding, prior to “The NextNet Conversion Rate” in the eighth line, the following: “Subject to Borrower’s receipt from Lender of $450,000 on or prior to February 19, 2003, and $200,000 on or prior to March 15, 2003, representing the entire remaining balance of the Second Advance, . . .”

7.	Section 6.3.1 is modified by deleting the third paragraph and replacing it with the following: “Upon execution of this Amendment, the parties shall instruct the Collateral Agent to return 250,000 shares of Series A Preferred Stock of NextNet from the Collateral to Borrower. On July 1, 2003, the Collateral Agent shall return to Borrower all shares of Collateral not previously issued or returned.”

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered the date and year first above written.

ZAMBA CORPORATION, a Delaware corporation By /s/ Michael H. Carrel Name: Michael H. Carrel Title: Chief Financial Officer ENTRX CORPORATION, a Delaware corporation

By /s/ Brian Niebur Name: Brian Niebur Title: Chief Financial Officer